EXHIBIT 10.30

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

VIA EMAIL & OVERNIGHT COURIER

February 25, 2013

Mike DeLeat

Glu Games Inc.

45 Fremont Street, Suite 2800

San Francisco, CA 94105

RE: TAPJOY, INC. PUBLISHER AGREEMENT

Dear Mike:

This letter confirms that in connection with that certain Publisher Agreement by and between Glu Games Inc. (“Publisher”) and Tapjoy, Inc. (“Tapjoy”), dated March 1, 2012 (“Agreement”), both parties have agreed to renew the Agreement on the condition that certain terms are amended as follows during the 2013 Renewal Term (as defined below):

1. Notwithstanding Section 14 of the Agreement, the parties mutually agree to extend the Term of Agreement for an additional twelve (12) months, commencing as of March 1, 2013 (“2013 Renewal Term”), and agree that either party may terminate the Agreement at any time during the 2013 Renewal Term with thirty (30) days’ prior written notice to the other party. To that end, the second sentence of Section 14 of the Agreement is deleted in its entirety, and the parties instead mutually agree that upon the expiration of the 2013 Renewal Term, the Term of the Agreement shall continue until either party provides thirty (30) days’ prior written notice to the other party of its intent to terminate the Agreement. The 2013 Renewal Term and any continuation of the Agreement following the expiration of the 2013 Renewal Term shall be considered “Renewal Terms” for the purposes of the Agreement.

2. Section 2.4 of the Agreement relating to [*] will be amended such that [*].

3. The [*] set forth on page one of the Agreement shall be deleted in its entirety.

4. Section 6 of the Agreement relating to [*] shall be deleted in its entirety.

5. The first three sentences of Section 2.2 of the Agreement shall remain unchanged, but the remainder of the paragraph shall be deleted in its entirety.

6. Section 2.7 of the Agreement shall be deleted in its entirety.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

7. Publisher’s letter terminating the Agreement, dated January 25, 2013, shall be of no force or effect.

8. Except as set forth in this letter, the Agreement shall remain unchanged and in full force and effect. In case of any conflict between any term and/or condition of this letter and any term and/or condition of the Agreement, the terms and/or conditions of this letter shall prevail, precede, govern and supersede such conflicting terms and/or conditions. No modification of this letter shall be of any force or effect unless made in writing and signed by each of the parties.

Please sign on the line below to indicate your agreement to these terms and return the signed copy via email to the attention of Tapjoy’s general counsel at legal@tapjoy.com no later than February 28, 2012. Once the signed copy is received by Tapjoy, these terms will become effective as of March 1, 2013.

Yours truly,

TAPJOY, INC.

/s/ Christine Lee

Christine Lee

SVP Global Partner Relations

Acknowledged and Agreed:

Glu Games Inc.

By:	/s/ Niccolo De Masi

Print Name:	Niccolo De Masi

Title:	CEO

Date:	2/26/13

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

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